Exhibit 23.8
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3/A (No. 333-142278) and related Prospectus of DCP Midstream Partners, LP, and to the incorporation by reference of our report dated March 5, 2007, with respect to the consolidated financial statements of Discovery Producer Services LLC, such report included in the Current Report (Form 8-K/A) of DCP Midstream Partners, LP dated October 3, 2007, and in the Current Report (Form 8-K) of DCP Midstream Partners, LP dated October 17, 2007, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
October 29, 2007